Exhibit 99
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Conrail Announces Non-Union Voluntary Retirement, Separation
Programs


PHILADELPHIA, Feb. 21, 1996 -- Conrail (NYSE: CRR) today announced voluntary early retirement and voluntary separation programs with the goal of eliminating 900 non-union positions over the next three years.

A total of 379 employees who will be 55 or older by Feb. 28, 1997, are eligible for the voluntary retirement program. More than 2,400 employees with 15 years of service or more, but who have not reached age 55, are eligible to apply to participate in the voluntary separation program. About 3,000 of Conrail's 23,000 employees are non-union. The programs were authorized by Conrail's Board of Directors today.

"These voluntary reductions will help Conrail achieve its strategic business plan by keying non-union staffing levels to changing work process needs, and also bring the staffing levels in line with those of other large railroads" said Frank H. Nichols, Senior Vice President-Organizational Performance. "This effort in how we administer the railroad is vital to help us become more efficient and more competitive, which is the best way to fuel growth in traffic and revenues."

Nichols said that if the 900-position goal is not achieved through the voluntary efforts, Conrail would use non-voluntary programs to size and reassign its non-union work force.

Conrail said it expects most of the costs of the voluntary programs to be funded by the company's overfunded pension. The programs will not have any adverse effect on the pension benefits paid to other retirees.

The costs of all non-union employee programs are expected to be recorded in the second quarter.

In another matter, commenting on the severe winter weather faced by Conrail early in the year, David M. LeVan, President and Chief Executive Officer, said that "the recent snow, ice and flooding, combined with a sluggish economy, have put substantial pressure on our goal to exceed first quarter 1995 performance. But, I am encouraged by the response of our people and recent improvements in traffic, and we remain committed to achieving our annual financial goals."

Conrail, with corporate headquarters in Philadelphia, operates an 11,000 mile rail freight network in 12 Northeastern and Midwestern states, the District of Columbia, and the Province of Quebec.
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